Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease, Inc.'s ("GNL" or the "Company") Fourth Quarter and Full Year 2025 Earnings Call. [Operator Instructions]. I would now like to turn the call over to Jordyn Schoenfeld, Vice President at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning, everyone, and thank you for joining us for GNL's fourth quarter and full year 2025 earnings call. Joining me today on the call is Michael Weil, GNL’s Chief Executive Officer, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our fourth quarter 2025 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the Company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and supplemental materials.

I'll now turn the call over to our Chief Executive Officer, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

2025 was a transformational year for GNL, as we executed a series of deliberate and highly impactful actions that materially reshaped our financial and operational profile, strengthened the quality and focus of our portfolio and established a more durable foundation for our Company's long-term growth.

The centerpiece of our transformation in 2025 was the successful execution of our $1.8 billion Multi-Tenant Retail Portfolio Sale, which accelerated our deleveraging strategy, materially strengthened our balance sheet and completed our evolution into a pure-play single-tenant net lease REIT. This portfolio simplification improved the overall efficiency of the Company by driving meaningful reductions in operational complexity, which allowed us to lower both G&A and capital expenditures.

The Multi-Tenant Retail Portfolio Sale was a significant milestone in our disposition program launched in 2024, through which we have completed approximately $3.4 billion of asset sales to date. The disposition program included $995 million of occupied single-tenant non-core assets at a 7.6% cash cap rate and $2.0 billion of occupied multi-tenant assets at an 8.2% cash cap rate, and concluded in December 2025 with the sale of the McLaren Campus for £250 million, or approximately $336 million, at a 7.4% cash cap rate. The McLaren sale generated approximately £80 million, or $108 million, of value above its original acquisition price and further enhanced the quality and focus of our portfolio, as it increased the proportion of investment-grade tenants among our top ten tenants to 80% in the fourth quarter of 2025 from 73% in the third quarter of 2025, while also reducing our exposure to the automotive industry.

The net proceeds from these non-core asset sales under our disposition program were deployed with clear priorities. We applied capital directly to deleverage our balance sheet, reducing outstanding debt by more than $2.8 billion since the fourth quarter of 2023 and improving Net Debt to Adjusted EBITDA from 8.4x to 6.7x over the same period. This improvement meaningfully enhanced our financial flexibility and positioned us to act from a position of strength in the debt capital markets.

This enabled us to further de-risk our balance sheet by executing a $1.8 billion refinancing of our Revolving Credit Facility, which secured improved pricing, enhanced liquidity and extended the maturity from October 2026 to August of 2030, including two additional six-month extension options.

Our decisive actions were recognized by the credit rating agencies, with Fitch upgrading GNL’s corporate credit rating to investment-grade BBB- from BB+, and S&P Global lifting our corporate rating to BB+ while upgrading our bonds to investment-grade. These upgrades marked a major milestone for the Company and validated the progress we have made in reducing leverage, improving portfolio quality, and strengthening our overall credit profile.

Finally, as our disposition program continued to generate incremental proceeds, it provided additional flexibility to pursue other value-enhancing initiatives. Beginning in 2025, this included the opportunistic repurchase of 17.2 million shares through February 20, 2026 at a weighted average price of $7.88, representing total repurchases of $135.9 million and an implied AFFO yield of approximately 12%. We have been disciplined in deploying capital in a manner we believe supports long-term shareholder value, balancing accretive share repurchases with continued deleveraging.

Our outperformance in 2025 was driven by disciplined execution of our corporate strategy, which translated into meaningful shareholder value creation, reflected by GNL’s total return delivering 32% in 2025, compared to a 6% return for the net lease sector. We've begun to close the valuation gap with our peers through disciplined execution in 2025, and while we are pleased with the results achieved so far, we also believe there is a clear path to continued growth by the execution of our 2026 corporate objectives.

We are evolving from a strategy centered primarily on deleveraging and dispositions to one focused on the accretive recycling of capital. This includes remaining selective and opportunistic with asset sales, particularly those that materially reduce our office exposure, and redeploying proceeds accretively into single-tenant industrial and retail acquisitions on a leverage-neutral basis. Importantly, we continue to actively evaluate our office portfolio and are currently marketing the sale of several assets, and we'll provide additional details as transactions progress. At the same time, we are evaluating multiple redeployment opportunities that can be funded within our existing capital framework, executed on a leverage-neutral basis, and meaningfully contribute to earnings growth, while preserving the balance sheet quality we’ve worked to establish.

Turning to our portfolio, at the end of the fourth quarter of 2025, we owned 820 properties spanning nearly 41 million rentable square feet. Our portfolio’s occupancy stands at 97%, with a weighted average remaining lease term of 6.1 years.

GNL's portfolio features a stable tenant base and a high quality of earnings with an industry-leading 66% of tenants with an investment-grade or implied investment-grade rating. It has an average annual contractual rental increase of 1.4%, which excludes the impact of 19.6% of the portfolio with CPI-linked leases that have historically experienced significantly higher rental increases.

On the leasing front, we delivered strong results across the portfolio, reflecting the depth of our asset management capabilities and the quality of our tenant relationships, as we executed leases on more than 3.7 million square feet during 2025 and achieved renewal spreads of approximately 12% above expiring rents. During the year, we completed multiple lease extensions with high-quality tenants including Home Depot, GXO and FedEx. Notably, we executed a GE Aviation extension at an office asset, re-leasing the space at a 37% renewal spread, demonstrating our ability to drive incremental value within our office portfolio and position assets for potential sale. New leases executed in 2025 carried a weighted average lease term of approximately 5.2 years, and renewals completed during the period had a weighted average lease term of approximately 6.5 years, further supporting cash flow visibility and the durability of earnings. We remain focused on engaging with tenants well in advance of lease expirations to drive occupancy, retention and rental growth, while maintaining a long-term perspective on portfolio stability.

Our continued efforts and results in limiting exposure to high-risk geography, asset types, tenants and industries are a testament to our intentional diversification strategy and credit underwriting. No single tenant accounts for more than 6% of total straight-line rent, and our top 10 tenants collectively contribute only 29% of total straight-line rent, with 80% being investment-grade. We carefully monitor all tenants in our portfolio and their business operations on a regular basis. I encourage everyone to look at the details of each segment of our portfolio, which can be found in our Q4 2025 Investor Presentation on our website.

I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, which is posted on our website.

For the fourth quarter 2025 we recorded revenue of $117.0 million, and net income attributable to common stockholders of $37.2 million. AFFO was $48.5 million or $0.22 per share for the fourth quarter of 2025, and $0.99 per share for the full year, exceeding our revised 2025 AFFO per share guidance range of $0.95 to $0.97, reflecting a strong finish to the year driven by disciplined execution.

Looking at our balance sheet, the gross outstanding debt balance was $2.6 billion at the end 2025, a $2.1 billion reduction from the end of 2024, and our Net Debt to Adjusted EBITDA ratio was 6.7x based on Net Debt of $2.5 billion, down significantly from 7.6x at the end of 2024. Our debt is comprised of $1.0 billion in senior notes, $324.2 million on the multi-currency Revolving Credit Facility and $1.3 billion of outstanding gross mortgage debt. As of the end of 2025, 98% of our debt was effectively fixed through either contractual fixed rates or interest rate swaps, providing strong visibility into future interest expense.

As a result of significant debt reduction from asset sales, refinancing activity, and improved borrowing costs, our weighted average interest rate stood at 4.2%, down from 4.8% in the fourth quarter of 2024, driving a 45% reduction in quarterly interest expense to $42.6 million from $77.2 million a year ago. Interest coverage ratio was 2.9x, reflecting the combined benefits of lower leverage and reduced interest costs.

From a debt maturity perspective, we have limited expirations, with only $95 million of debt maturing in 2026. Given our strong liquidity position, we expect to address this maturity through refinancing onto our multi-currency Revolving Credit Facility. We will continue to manage borrowings effectively on our Revolving Credit Facility to take advantage of its lower interest rate spreads across currencies, generating approximately 170 basis points of interest savings based on rates as of January 30, 2026.

As of December 31, 2025, we had liquidity of approximately $961.9 million and capacity on our Revolving Credit Facility was $1.5 billion, compared to $492.2 million and $460.0 million, respectively, as of the end of 2024. Additionally, we had approximately 216.0 million shares of common stock outstanding, and approximately 219.1 million shares outstanding on a weighted average basis for the fourth quarter of 2025. Beginning in 2025 and through February 20, 2026, we have repurchased 17.2 million shares, totaling $135.9 million under our share repurchase program. We repurchased shares at a weighted average price of $7.88, well below recent trading levels, which have since increased approximately 20%. These repurchases were executed in a deliberate and highly accretive manner, which we believe created meaningful value for shareholders.

We are pleased to establish initial 2026 guidance of AFFO in the range of $0.80 to $0.84 per share, and Net Debt to Adjusted EBITDA in the range of 6.5x to 6.9x. The 2026 guidance assumes a Gross Transaction Volume of $250 million to $350 million, inclusive of both acquisitions and dispositions. This initial guidance also reflects our focus on reducing office exposure, along with the optionality to redeploy net sale proceeds in a disciplined, leverage-neutral manner, which we anticipate would drive earnings growth.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

The actions we executed throughout 2025 represent a decisive and comprehensive repositioning of GNL, as we enhanced the overall quality of the Company by simplifying the portfolio, materially reducing leverage, strengthening liquidity and improving our credit profile. They were not incremental changes, but deliberate and coordinated actions taken by GNL to reset the Company’s trajectory, deliver measurable results across the balance sheet and portfolio, and meaningfully expand our strategic flexibility as we enter the next phase of growth.

We look ahead to 2026 from a position of strength, with what we believe is a clear path to earnings growth driven by disciplined capital recycling, alongside a continued emphasis on further deleveraging over the long term. Our strategy prioritizes monetizing select office assets and redeploying capital into accretive acquisitions of single-tenant industrial and retail assets that enhance earnings durability and portfolio strength. We are currently reviewing a number of accretive acquisition opportunities that align with this approach and support our long-term objectives. With a streamlined operating platform and enhanced financial flexibility, we intend to execute this plan with discipline.

On behalf of the entire management team and Board, I want to sincerely thank all of our shareholders and analysts who have put their trust in GNL as we've accomplished all of these corporate goals. We intend to remain on this path, with a continued focus on thoughtful execution and long-term value creation.

We’re available to answer any questions you may have after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].